Exhibit 4.6

DEEP SEA MINERALS CORP.

Suite 1600 - 409 Granville Street
Vancouver, British Columbia, V6C 1T2
Phone: (281) 467-1279

INFORMATION CIRCULAR

with information as at June 22, 2026, unless stated otherwise

This Information Circular (“Circular”) is furnished in connection with the solicitation of proxies by the management of Deep Sea Minerals Corp. (the “Company”) for use at the annual general meeting (the “Meeting”) of its shareholders (the “Shareholders”) to be held on July 28, 2026, at the time and place and for the purposes set forth in the accompanying Notice of Meeting of shareholders (the “Notice”).

In this Circular, references to the “Company”, “we” and “our” refer to Deep Sea Minerals Corp. “Common Shares” or “Shares” means common shares without par value in the capital of the Company. “Beneficial Shareholders” means Shareholders who do not hold Common Shares in their own name and “intermediaries” refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders. “Registered Shareholder” means the person whose name appears on the central securities register maintained by or on behalf of the Company and who holds Common Shares in their own name.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors and officers of the Company. The Company will bear all costs of this solicitation. The Company has arranged for intermediaries to forward the meeting materials to beneficial owners of the Common Shares held of record by those intermediaries and the Company may reimburse the intermediaries for their reasonable fees and disbursements in that regard.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy (the “Proxy” or “form of proxy”) are officers and directors of the Company. If you are a Shareholder entitled to vote at the Meeting, you have the right to appoint a person or company other than either of the persons designated in the Proxy, who need not be a Shareholder, to attend and act for you and on your behalf at the Meeting. You may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.

Voting by Proxyholder

The persons named in the Proxy will vote or withhold from voting the Common Shares represented thereby in accordance with your instructions on any ballot that may be called for. If you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly. The Proxy confers discretionary authority on the persons named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors;

(b)	any amendment to or variation of any matter identified therein; and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the management appointee acting as a proxyholder will vote in favour of each matter identified on the Proxy and, if applicable, for the nominees of management for directors and auditors as identified in the Proxy.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they are able to attend the Meeting in person. Registered Shareholders electing to submit a proxy may do so using one of the following methods:

(a)	complete, date and sign the Proxy and return it to the Company’s transfer agent, Odyssey Trust Corporation (“Odyssey”), by 10:00 a.m. (Pacific Time) on Friday, July 24, 2026, by mail to Odyssey Proxy Department, Suite 1100, 67 Yong Street, Toronto, Ontario M5E 1J8; or

(b)	email a copy of the fully signed Proxy to Odyssey at proxy@odysseytrust.com; or

(c)	use the internet through the Proxy voting website of the Company’s transfer agent at https://vote.odysseytrust.com. Registered Shareholders must follow the instructions that appear on the screen and refer to the Proxy for the Shareholder’s account number and the control number.

In each of the above cases Registered Shareholders must ensure the Proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the Meeting or any adjournment thereof.

Beneficial Shareholders

The following information is of significant importance to Shareholders who do not hold Common Shares in their own name. Beneficial Shareholders should note that the only Proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Shareholders (those whose names appear on the records of the Company as the registered holders of Common Shares) or as set out in the following disclosure.

If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the names of intermediaries. In Canada the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms), and in the United States, under the name of Cede & Co. as nominee for The Depository Trust Corporation (which acts as depositary for many U.S. brokerage firms and custodian banks).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of meetings of shareholders. Every intermediary has its own mailing process and provides its own return instructions to clients.

There are two kinds of Beneficial Shareholders: Objecting Beneficial Owners (“OBOs”), who object to their name being made known to the issuers of securities which they own; and Non-Objecting Beneficial Owners (“NOBOs”), who do not object to the issuers of the securities they own knowing who they are.

Pursuant to National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Corporation the Company distributes copies of the Meeting, this Circular and the Proxy (collectively, the “Meeting Materials”) to the depository and intermediaries for onward distribution to Beneficial Shareholders. The Company does not send Meeting Materials directly to Beneficial Shareholders. Intermediaries are required to forward the Meeting Materials to all Beneficial Shareholders for whom they hold Common Shares unless such Beneficial Shareholders have waived the right to receive them.

These securityholder materials are being sent to both Registered Shareholders and Beneficial Shareholders. If you are a Beneficial Shareholder, and the Company or its agent sent these materials to you directly, your name, address and information about your holdings of securities were obtained in accordance with applicable securities regulatory requirements by the intermediary holding securities on your behalf. Management of the Company does not intend to pay for intermediaries to forward the Meeting Materials to OBOs, so OBOs will not receive the Meeting Materials unless their intermediary assumes the cost of delivery.

If you are a Beneficial Shareholder:

If you are a Beneficial Shareholder you should carefully follow the instructions of your broker or intermediary in order to ensure that your Common Shares are voted at the Meeting.

The proxy form supplied to you by your broker or intermediary will be similar to the proxy provided to Registered Shareholders by the Company. However, its purpose is limited to instructing the intermediary on how to vote your Common Shares on your behalf. Most brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in Canada and in the United States. Broadridge mails a Voting Instruction Form (“VIF”) in lieu of the Proxy provided by the Company. The VIF will name the same persons as are named on the Proxy to represent your Common Shares at the Meeting. You have the right to appoint a person (who need not be a Beneficial Shareholder), who is different from any of the persons designated in the VIF, to represent your Common Shares at the Meeting, and that person may be you. To exercise this right, insert the name of the desired representative, which may be you, in the blank space provided in the VIF. The completed VIF must then be returned to Broadridge in accordance with Broadridge’s instructions. Broadridge will then tabulate the results of all instructions received and provide appropriate instructions respecting the voting of Common Shares to be represented at the Meeting and the appointment of any Shareholder’s representative. If you receive a VIF from Broadridge, the VIF must be completed and returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have your Common Shares voted or to have an alternate representative duly appointed to attend the Meeting to vote your Common Shares.

Notice to Shareholders in the United States

The solicitation of proxies is not subject to the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 of the U.S. Exchange Act. Accordingly, this Circular has been prepared in accordance with applicable Canadian disclosure requirements. Residents of the United States should be aware that such requirements differ from those of the United States applicable to proxy statements under the U.S. Exchange Act.

This Circular does not address any income tax consequences of the disposition of the Company’s Common Shares by Shareholders. Shareholders in a jurisdiction outside of Canada should be aware that the disposition of Common Shares by them may have tax consequences both in those jurisdictions and in Canada, and are urged to consult their tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Any information concerning any properties and operations of the Company has been prepared in accordance with Canadian standards under applicable Canadian securities laws and may not be comparable to similar information for United States companies.

Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and are subject to auditing and auditor independence standards in Canada. Such consequences for the Company’s Shareholders who are resident in, or citizens of, the United States may not be described fully in this Circular.

The enforcement by the Company’s Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of a foreign country, that some or all of their officers and directors and the experts named herein are residents of a foreign country and that the majority of the Company’s assets are located outside the United States.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Registered Shareholder who has given a proxy may revoke it by:

(a)	executing a Proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the Registered Shareholder or the Registered Shareholder’s authorized attorney in writing, or, if the Shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by emailing the Proxy bearing a later date to Odyssey at email address proxy@odysseytrust.com at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law; or

(b)	personally attending the Meeting and voting the Registered Shareholder’s Common Shares.

A revocation of a Proxy will not affect a matter on which a vote is taken before the revocation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company, or any person who has held such a position since the beginning of the last completed financial year of the Company, nor any nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors, or the appointment of an auditor, and as may be set out herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The board of directors of the Company (the “Board”) has fixed June 22, 2026, as the record date (the “Record Date”) for determination of persons entitled to receive notice of the Meeting. Only Shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a Proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting. Only Registered Shareholders as of the Record Date are entitled to receive notice of, and to attend and vote at, the Meeting or any adjournment or postponement of the Meeting.

The Company is authorized to issue an unlimited number of Common Shares. The Common Shares are listed for trading on the Canadian Securities Exchange (“CSE”) under stock symbol “SEAS”. The Company’s Common Shares are also listed on the OTCQB under stock symbol “DSEAF” and on the Frankfurt Stock Exchange under stock symbol “X450”.

As of the Record Date, there were a total of 47,808,250 Common Shares issued and outstanding, each carrying the right to one vote. No group of Shareholders has the right to elect a specified number of directors, nor are there cumulative or similar voting rights attached to the Common Shares.

To the knowledge of the directors and executive officers of the Company, there are no persons or corporations who beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Company as at June 22, 2026.

FINANCIAL STATEMENTS

The audited consolidated financial statements of the Company for the financial year ended December 31, 2025, with the report of the auditor thereon, and the related management discussion and analysis will be tabled at the Meeting. These documents are also available on the Company’s SEDAR+ profile at www.sedarplus.ca. Additional information relating to these documents may be obtained by Shareholders upon request without charge by contacting the Company’s Chief Financial Officer at Suite 1600 - 409 Granville Street, Vancouver, British Columbia, V6C 1T2.

VOTES NECESSARY TO PASS RESOLUTIONS

A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions described herein. If there are more nominees for election as directors or appointment of the Company’s auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

ELECTION OF DIRECTORS

The directors of the Company are elected at each annual meeting of the Shareholders of the Company and hold office until the end of the next annual Shareholder meeting or until their successors are elected or appointed, unless the director’s office is vacated earlier in accordance with the Articles of the Company or with the provisions of applicable legislation.

The following table sets out the names of management’s nominees for election as directors, all major offices and positions with the Company and any of its significant affiliates each now holds, each nominee’s principal occupation, business or employment (for the five preceding years for each director nominee), the period of time during which each has been a director of the Company and the number of Common Shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as of June 22, 2026. All Common Share, Option and RSU amounts disclosed in this Circular have been adjusted to reflect the Company’s 2-for-1 stock split completed on May 26, 2026. Applicable Option exercise prices have also been proportionately adjusted to reflect the stock split.

Name, Province, Country of Residence, and Position(s)with the Company	Principal Occupation, Business, or Employment	Director Since	Number of Shares Beneficially Owned, or Controlled or Directed (Directly or Indirectly)(1)
Geoffrey Balderson(2) Director British Columbia, Canada	See Director Biographies below.	December 5, 2025	Nil (3)
Steven Nguyen CFO, Corporate Secretary and Director British Columbia, Canada	See Director Biographies below.	April 8, 2026	Nil
Anthony Zelen(2) Director British Columbia, Canada	See Director Biographies below.	April 15, 2026	Nil(4)
Jeremy Perez(2)(5) Director British Columbia, Canada	See Director Biographies below.	June 25, 2026	Nil

Notes:

1)	The information as to the number of Common Shares beneficially owned, or controlled or directed, directly or indirectly, has been furnished to the Company by the respective nominees individually.
2)	Member of the Audit Committee.
3)	Mr. Balderson also holds Options to acquire 200,000 Common shares at a price of $0.495 until February 11, 2031.
4)	Mr. Zelen holds RSUs to acquire 200,000 Common Shares until April 15, 2029.
5)	Mr. Perez is Chair of the Audit Committee.

Director Biographies

Geoff Balderson, Director

Mr. Balderson has an extensive background in business and has worked in the capital markets for over 20 years. He currently acts as an officer and director of multiple TSX Venture and Canadian Securities Exchange listed companies. Mr. Balderson is the President of Corporate Minds Financial Ltd. (formerly, Harmony Corporate Services Ltd.), a Vancouver based company that provides administrative services to publicly listed companies. Prior to this, he was an investment advisor with two Canadian investment dealers. Mr. Balderson is a graduate of the Sauder School of Business at the University of British Columbia with a Diploma in Sales and Marketing.

Steven Nguyen, Chief Financial Officer, Corporate Secretary & Director

Mr. Nguyen is a Chartered Professional Accountant with extensive experience in corporate finance, financial reporting, and governance. Mr. Nguyen is the President of Nguyen Consulting Corp., a Vancouver based company that provides financial reporting consulting services to publicly listed companies. He also acts as an officer for CBOE Canada, TSX-Venture, and Canadian Securities Exchange listed companies. Previously, Mr. Nguyen spent 4 years in the public company audit team at Crowe MacKay. Mr. Nguyen is a Chartered Professional Accountant (CPA) and holds a Bachelor’s degree in Business Administration from Simon Fraser University.

Anthony Zelen, Director

Mr. Zelen is a seasoned entrepreneur with over 30 years of experience in the public markets, bringing extensive expertise in finance, investor relations, sales, and corporate development. He is the co-founder of Mindshare Communications Inc. and Senergy Communications Capital Inc., both of which specialized in investor and public relations, social media, and strategic marketing for publicly traded companies across a wide range of sectors, including technology, cannabis, pharmaceuticals, mining, and oil & gas. Throughout his career, Mr. Zelen has served as an officer and director for more than 18 publicly listed companies. His deep involvement in the venture capital space has allowed him to build a strong international network of market supporters, accredited investors, family offices, and investment banking professionals across North America, Europe, and Asia. Mr. Zelen has also co-founded and advised over a dozen startup ventures. His proven track record of leadership, innovation, and capital markets insight continues to add significant value to the companies he is involved with.

Jeremy Perez, Director

Mr. Perez is a Chartered Professional Accountant with over 15 years of experience in public audit and assurance, bringing deep expertise in the capital markets and junior resource sectors to the board of the Company.

Mr. Perez has worked at leading public accounting firms including Deloitte and Crowe Mackay LLP, gaining broad experience across private and public companies of all sizes, including entities listed on the NYSE, TSX Venture Exchange, Canadian Securities Exchange, and OTCBB, with a particular focus on junior mining, clean technology, and technology, media and telecom sectors.

Throughout his career, Mr. Perez has developed a strong track record in complex technical accounting matters under IFRS, US GAAP, and ASPE. Through his extensive experience with financial reporting requirements, Mr. Perez brings a deep understanding of the continuous disclosure requirements for publicly listed entities.

Mr. Perez holds a Bachelor of Social Sciences with a major in Economics and minor in Business from the University of Victoria and obtained his CPA designation through the Chartered Professional Accountants of British Columbia. He is a graduate of St. George’s School in Vancouver.

Management recommends election of each of the nominees listed above for election as director of the Company for the ensuing year. Unless otherwise indicated on the Proxy received by the Company, the persons designated as proxyholders in the accompanying Proxy will vote the Common Shares represented by such Proxy, properly executed, in favour of each of the nominees listed in the Proxy, all of whom are presently members of the Board.

Management does not contemplate that any of its nominees will be unable to serve as directors. If any vacancies occur in the slate of nominees listed above before the Meeting, then persons designated in the Proxy intend to exercise discretionary authority to vote the Common Shares represented by the Proxy for the election of any other persons nominated by management for election as directors.

Cease Trade Orders

Except as disclosed below, no proposed director of the Company is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company that:

(a)	was subject to (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	was subject to (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Geoff Balderson has been subject to the following management cease trade orders (each, an “MCTO”) or cease trade orders (each, a “CTO”) imposed by securities regulatory authorities in Canada for failure to file annual financial statements by the prescribed deadline (“FFCTO”).

Name of Reporting Issuer	Exchange	Order	Reason	Issued (MM/DD/YY)	Revoked/Resigned (MM/DD/YY)
Argentum Silver Corp.	TSXV	MCTO	FFCTO	11/02/15	12/16/15
		CTO	FFCTO	11/03/16	12/05/16
Core One Labs Inc.	CSE	MCTO	FFCTO	06/16/20	08/26/20
		CTO	FFCTO	07/15/20	08/26/20
		MCTO	FFCTO	05/03/21	06/29/21
		MCTO	FFCTO	05/03/22	07/11/22
		CTO	FFCTO	08/02/24	05/05/25 (Resigned)

Name of Reporting Issuer	Exchange	Order	Reason	Issued (MM/DD/YY)	Revoked/Resigned (MM/DD/YY)
Vinergy Capital Inc.	CSE	MCTO	FFCTO	06/29/21	08/03/21
Lida Resources Inc.	CSE	MCTO	FFCTO	12/30/21	03/04/22
Humanoid Global Holdings Corp. (Formerly New Wave Holdings Inc.)	CSE	MCTO	FFCTO	07/30/21	10/29/21
		CTO	FFCTO	10/07/21	10/29/21
Lords & Company Worldwide Holdings Inc.	CSE	MCTO	FFCTO	03/31/22	05/10/22
		MCTO	FFCTO	03/31/23	05/23/23
Thoughtful Brands Inc.	CSE	MCTO	FFCTO	05/04/21	07/15/22
		CTO	FFCTO	07/08/21	07/15/22
Goldeneye Resources Corp.	TSXV	CTO	FFCTO	09/02/22	12/20/22
Bettermoo(d) Food Corporation	CSE	MCTO	FFCTO	09/29/22	01/16/23
		MCTO	FFCTO	11/29/24	12/23/24
Grounded People Apparel Inc	CSE	MCTO	FFCTO	06/29/23	08/04/23
Alerio Gold Corp.	CSE	MCTO	FFCTO	01/02/24	Superseded by CTO below
		CTO	FFCTO	02/28/24	10/07/24
Plant Veda Foods Ltd.	CSE	MCTO	FFCTO	04/30/24	N/A
Nexco Resources Inc.	CSE	MCTO	FFCTO	01/02/25	N/A
GoGo AI Network Inc. (formerly, Medbright AI Investments Inc.)	CSE	MCTO	FFCTO	06/29/21	08/03/21
		CTO	FFCTO	07/07/25	08/29/25
Way of Will Inc.	CSE	CTO	FFCTO	09/06/22	N/A
Hawkmoon Resources Corp.	CSE	MCTO	FFCTO	08/02/22	08/29/22

Bankruptcies

No proposed director of the Company is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No proposed director of the Company has, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Penalties or Sanctions

No proposed director of the Company has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely to be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

APPOINTMENT OF AUDITOR

Effective on June 1, 2026, Adam Sung Kim Ltd. (“Adam Sung”) resigned as auditor of the Company and the Board resolved to fill such vacancy by appointing Reliant CPA PC, Certified Public Accountants (“Reliant CPA”). Management is recommending the appointment of Reliant CPA as auditor for the Company, to hold office until the next annual general meeting of Shareholders at a remuneration to be fixed by the Board.

Schedule “A” attached hereto contains the “reporting package” (as defined in National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”)), that was filed with the requisite securities regulatory authorities, with respect to the resignation of the Adam Sung, as former auditor, and appointment of Reliant CPA, as successor auditor, a copy of which is also available under the Company’s SEDAR+ profile at www.sedarplus.ca. The reporting package consists of (i) the notice of change of auditor advising that the Company appointed Reliant CPA as the auditors of the Company effective June 1, 2026 to fill the vacancy caused by the resignation of Adam Sung, and (ii) a letter from each of Adam Sung, as former auditor, and Reliant CPA, as successor auditor, confirming their agreement with the information contained in the notice of change of auditor.

Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote FOR the appointment of Reliant CPA, as auditor of the Company until the close of the next annual meeting of shareholders.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee Charter

The Audit Committee has a charter (the “Audit Committee Charter”). A copy of the Audit Committee Charter is attached as Appendix “A” to the Company’s Annual Information Form dated May 1, 2026, a copy of which is filed under the Company’s SEDAR+ profile at www.sedarplus.ca.

Composition of the Audit Committee

The Company’s Audit Committee is comprised of three directors: Geoff Balderson, Jeremy Perez and Anthony Zelen. Messrs. Balderson, Perez and Zelen are independent members of the Audit Committee.

Pursuant to Section 6.1.1(3) of National Instrument 52-110 – Audit Committees (“NI 52-110”), a majority of the members of the Audit Committee must not be executive officers, employees, or control persons of the Company or an affiliate of the Company. Mr. Balderson, Mr. Perez and Mr. Zelen are not executive officers, employees, or control persons of the Company or any affiliate to the Company, and therefore the composition of the Company’s Audit Committee will satisfy the requirements of Section 6.1.1(3) of NI 52-110.

Relevant Education and Experience

See “Election of Directors – Director Biographies” for details of the relevant education and experience for each of Geoff Balderson, Jeremy Perez and Anthony Zelen.

Audit Committee Oversight

The Audit Committee has not made any recommendations to the Board to nominate or compensate any auditor other than Reliant CPA. At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on the exemptions contained in Sections 2.4 or 8 of NI 52-110. Section 2.4 of NI 52-110 provides an exemption from the requirement that the audit committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided. Section 8 of NI 52-110 permits a company to apply to a securities regulatory authority for an exemption from the requirements of NI 52-110 in whole or in part.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as set out in the Audit Committee Charter.

External Auditor Service Fees

The aggregate fees billed by the Company’s former auditor in the last two fiscal years, by category, are as follows:

Financial Year Ended December 31	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2025	$10,500	Nil	$850	Nil
2024	$9,750	Nil	$3,900	Nil

Notes:

(1)	“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the consolidated financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)	“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.
(3)	“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.
(4)	“All Other Fees” include all other non-audit services.

Exemption

As the Company is a “venture issuer” as defined under NI 52-110, it is relying on the exemption provided by Section 6.1 of NI 52-110 relating to Parts 3 - Composition of the Audit Committee and 5 - Reporting Obligations.

CORPORATE GOVERNANCE

Corporate governance refers to the policies and structure of the board of directors of a company, whose members are elected by and are accountable to the shareholders of the company. Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and the adoption of policies to ensure the board of directors recognize the principles of good management. The Board is committed to sound corporate governance practices, as such practices are both in the interests of shareholders and help to contribute to effective and efficient decision-making.

Board of Directors

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Company. The Board is committed to sound corporate governance practices which are both in the interest of its shareholders and contribute to effective and efficient decision making. National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) establishes corporate governance disclosure requirements which apply to all public companies in Canada. The Company’s general approach to corporate governance is summarized below.

The Board facilitates its exercise of independent judgement in carrying out its responsibilities by carefully examining issues and consulting with outside counsel and other advisors in appropriate circumstances. The Board requires management to provide complete and accurate information with respect to the Company’s activities and to provide relevant information concerning the industry in which the Company operates in order to identify and manage risks. The Board is responsible for monitoring the Company’s senior officers, who in turn are responsible for the maintenance of internal controls and management information systems.

NI 52-110 sets out the standard for director independence. Under NI 52-110, a director is “independent” if they have no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. NI 52-110 also sets out certain situations where a director will automatically be considered to have a material relationship to the Company.

The Board currently consists of Geoff Balderson, Steven Nguyen, Jeremy Perez and Anthony Zelen. The independent directors are Geoff Balderson, Jeremy Perez and Anthony Zelen. The non-independent director is Steven Nguyen.

Directorships

The following directors are presently directors of other reporting issuers as set out below:

Name of Director	Name of Other Reporting Issuer(s)	Names of Exchange(s)
Steven Nguyen	WestGold Metals Corp.	CSE
	NextGen Digital Platforms Inc.	CSE
	North American Niobium and Critical Minerals Corp.	CSE
	Hardcore Discoveries Ltd.	CSE
Geoff Balderson	Digital Asset Technologies Inc.	CSE
	Lighthouse Gold Inc. (formerly, Alerio Gold Corp.)	CSE
	Spectre Capital Corp.	TSX Venture Exchange
	Canadian Uranium Corp.	CSE
	Humanoid Global Holdings Corp.	CSE
	Four Nines Gold Inc.	CSE
	Shooting Star Acquisition Corp.	TSX Venture Exchange
	Luxxfolio Holdings Inc.	CSE
	Lida Resources Inc.	CSE
	Medbright AI Investments Inc.	CSE
	Humanoid Global Holdings Inc.	CSE
	Nexco Resources Inc.	CSE
	Plant Veda Foods Ltd.	CSE
	Alerio Gold Corp.	CSE
	Plantable Health Inc.	CBOE Canada
Anthony Zelen	Digital Asset Technologies Inc.	CSE
	Rush Gold Corp.	CSE
	Ronin Ventures Corp.	CSE
	MegaWatt Lithium and Battery Metals Corp.	CSE
	Humanoid Global Holdings Inc.	CSE
	BIGG Digital Assets Inc.	TSX Venture Exchange
	Rex Resources Corp.	CSE
	ACL Construction Ltd.	TSX Venture Exchange
	NextGen Digital Platforms Inc.	CSE

Orientation and Continuing Education

While the Board does not have formal orientation and training programs for its members, new directors are provided with copies of the Company’s internal policies and are introduced to the other directors and to management. All directors can freely consult with the Company’s external auditors and legal counsel, as well as management, when necessary or desirable.

Ethical Business Conduct

The Company has not adopted formal guidelines to encourage and promote a culture of ethical business conduct, but does so by nominating Board members it considers ethical, by avoiding or minimizing conflicts of interest and by having a sufficient number of independent Board members.

Nomination of Directors

From time to time, the Board informally considers whether the Company should seek to recruit new director candidates in order to enhance Board effectiveness and the skill sets collectively possessed by the Board. New candidates are identified by existing directors and/or management through their respective professional networks. Leading candidates are then selected for an interview with a representative of the Company, followed by Board consideration of the candidate.

Compensation

From time to time, the Board considers and determines appropriate compensation levels for the directors and management team, typically following each annual meeting of shareholders and/or any significant corporate developments. Compensation is discussed by the Board and then fixed based on the anticipated workload for the relevant individual(s). In addition, directors are entitled to reimbursement of expenses incurred in connection with their directorship with the Company.

Board Committees

The Company does not have any committees of the Board other than the Audit Committee. When necessary, the Board will strike a special committee of independent directors to deal with matters requiring independent oversight.

Assessments

From time to time, the directors of the Company informally but proactively assess whether the Board, its committees, and individual directors are performing effectively. Any recommended changes are discussed amongst the directors prior to implementation.

STATEMENT OF EXECUTIVE COMPENSATION

GENERAL

The following compensation information is provided as required under Form 51-102F6V for Venture Issuers, as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations.

For the purposes of this Statement of Executive Compensation:

“compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments including stock appreciation rights, deferred share units and restricted stock units granted or issued by the company or one of its subsidiaries for services provided or to be provided, directly or indirectly, to the company or any of its subsidiaries; and

“NEO” or “named executive officer” means each of the following individuals:

(a)	each individual who, in respect of the company, during any part of the most recently completed financial year, served as chief executive officer (“CEO”), including an individual performing functions similar to a CEO;

(b)	each individual who, in respect of the company, during any part of the most recently completed financial year, served as chief financial officer (“CFO”), including an individual performing functions similar to a CFO;

(c)	in respect of the company and its subsidiaries, the most highly compensated executive officer other than the individuals identified in paragraphs (a) and (b) at the end of the most recently completed financial year whose total compensation was more than $150,000, as determined in accordance with subsection 1.3(5), for that financial year; and

(d)	each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was not an executive officer of the company, requirements and was not acting in a similar capacity, at the end of that financial year.

Director and NEO Compensation, Excluding Options and Compensation Securities

During financial year ended December 31, 2025, based on the definition above, the NEOs of the Company were: Damian Lopez (former President, CEO and director), Mike Dai (former CFO), Keith Li (former CFO), Matthew Larson (former VP, Corporate Development and director), and Denise Lok (former CFO, Corporate Secretary and director). The directors of the Company who were not NEOs during the financial year ended December 31, 2025, were Geoffrey Balderson, Barry Greene, and Sasha Kaplun.

Director and NEO Compensation, Excluding Options and Compensation Securities

The following table sets forth all compensation, excluding Options and compensation securities, paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by the Company, or a subsidiary of the Company, for the two most recently completed financial years, to each NEO and director of the Company, in any capacity, including, for greater certainty, all plan and non-plan compensation, direct and indirect pay, remuneration, economic or financial award, reward, benefit, gift or perquisite paid, payable, awarded, granted, given or otherwise provided to the NEO or director of the Company for services provided and for services to be provided, directly or indirectly, to the Company or a subsidiary of the Company. Options and compensation securities are disclosed under the heading “Stock Options and Other Compensation Securities” below.

Table of compensation excluding compensation securities
Name and Principal Position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of Perquisites ($)	Value of all other compensation ($)	Total compensation ($)

Damian Lopez	2025	14,000	Nil	Nil	Nil	Nil	14,000
Former President, CEO and Director	2024	42,000	Nil	Nil	Nil	Nil	42,000
Mike Dai	2025	Nil	Nil	Nil	Nil	Nil	Nil
Former CFO	2024	30,000	Nil	Nil	Nil	Nil	30,000
Matthew Larsen	2025	Nil	Nil	Nil	Nil	Nil	Nil
Former VP, Corporate Development and Director	2024	Nil	Nil	Nil	Nil	Nil	Nil
Keith Li	2025	7,968	Nil	Nil	Nil	Nil	7,968
Former CFO	2024	Nil	Nil	Nil	Nil	Nil	Nil
Denise Lok	2025	3,250	Nil	Nil	Nil	Nil	3,250
Former CFO, Corporate Secretary and Director	2024	Nil	Nil	Nil	Nil	Nil	Nil
Geoffrey Balderson	2025	Nil	Nil	Nil	Nil	Nil	Nil
Director	2024	Nil	Nil	Nil	Nil	Nil	Nil
Barry Greene	2025	Nil	Nil	Nil	Nil	Nil	Nil
Former Director	2024	Nil	Nil	Nil	Nil	Nil	Nil
Sasha Kaplun	2025	Nil	Nil	Nil	Nil	Nil	Nil
Former Director	2024	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

1)	Damian Lopez served as the Company’s President and CEO from February 17, 2022 to September 9, 2025 and was a member of the Board from February 17, 2022 to September 9, 2025.

2)	Mike Dai served as the Company’s CFO from May 1, 2022 to May 2, 2025.
3)	Matthew Larsen served as the Company’s VP, Corporate Development from July 1, 2022 to December 5, 2025.
4)	Keith Li was CFO from May 2, 2025 to December 5, 2025.
5)	Denise Lok was CFO and a Board member from December 5, 2025 to April 8, 2026 and Corporate Secretary from January 1, 2026 to April 8, 2026.
6)	Geoffrey Balderson was appointed to the Board on December 5, 2025.
7)	Barry Greene was a Board member from September 19, 2022 to April 15, 2026.
8)	Sasha Kaplun was a Board member from July 1, 2022 to December 5, 2025.

Outstanding Compensation Securities

There were no compensation securities granted to a director or NEO by the Company during the financial year ended December 31, 2025.

Exercise of Compensation Securities by Directors and NEOs

There were no compensation securities exercised by an NEO or a director of the Company during the financial year ended December 31, 2025.

Stock Options and Other Compensation Plans

10% “rolling” Share Option Plan (Option-Based Awards)

The Company’s current share option plan dated for reference March 23, 2023 (the “Option Plan”), which was approved by the Shareholders on August 20, 2024 is a “rolling” share option plan, whereby the aggregate number of Common Shares reserved for issuance, together with any other Common Shares reserved for issuance under any other plan or agreement of the Company, shall not exceed ten (10%) percent of the total number of issued Common Shares (calculated on a non-diluted basis) at the time an option is granted. The Option Plan provides that the Board may, from time to time, in its discretion, grant to directors, officers, employees, consultants and other personnel of the Company and its subsidiaries or affiliates, options to purchase Common Shares of the Company.

The Board approved the adoption of an omnibus incentive plan on June 22, 2026 (the “Omnibus Plan”) to replace the Option Plan. See PARTICULARS OF MATTERS TO BE ACTED UPON – Ratification of New Omnibus Incentive Plan for a summary of the material terms of the Omnibus Plan.

Summary of the Option Plan

All Options granted under the Option Plan expire on a date not later than 5 years or such other date so fixed by the Board or its appointed committee at the time the Option is granted as set out in the Option Certificate after the issuance of such Options. However, should the expiry date for an Option fall within a trading Black-Out (as defined in the Option Plan, generally meaning circumstances where sensitive negotiations or other like information is not yet public), Options may not be exercised during a Black-Out unless the Board or its appointed committee determines otherwise.

Options may generally be exercised within thirty (30) days of termination of employment or cessation of position with the Company.

The Board reserves the right, subject to regulatory requirements, to amend, suspend, terminate or discontinue the Option Plan with respect to all Common Shares in respect of Options which have not yet been granted under the Option Plan. Where any amendment relates to an existing Option, if the amendment would: (a) materially decrease the rights or benefits accruing to an Option Holder; or (b) materially increase the obligations of an Option Holder; then, unless otherwise excepted out by the Option Plan, the Board or committee must also obtain the written consent of the Option Holder in question to such amendment. If at the time the exercise price of an Option is reduced and the Option Holder is an Insider of the Company, the Insider must not exercise the option at the reduced exercise price until the reduction in exercise price has been approved by the disinterested shareholders of the Company, if such disinterested shareholder approval is required by the CSE.

Options may not be granted to Related Persons if, after the grant or within the preceding 12 months:

(a)	the number of securities, calculated on a fully diluted basis, reserved for issuance or issued to all Related Persons exceeds 10% of the Outstanding Issue; or

(b)	the number of securities, calculated on a fully diluted basis, reserved for issuance or issued to any single Related Person (together with their Associates, where applicable) exceeds 5% of the Outstanding Issue unless the Company obtains security holder approval; and

(c)	The maximum number of Options granted to Employees or Consultants engaged in Investor Relations activities within any 12-month period must not exceed 2% of the Outstanding Issue.

The foregoing description of the Option Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Option Plan attached as Schedule “B” to the Company’s Information Circular dated July 17, 2024, which is available on the Company’s SEDAR+ profile at www.sedarplus.ca.

Employment, Consulting and Management Agreements

On May 1, 2022, Mike Dai was appointed the CFO of the Company, as the designated consultant to provide services of a Chief Financial Officer through an agreement with Aloe (the “Aloe Agreement”). Pursuant to the Aloe Agreement, Aloe has agreed to provide CFO and public company support, transaction services and specialized services for a monthly fee of $2,500 plus applicable taxes. Mr. Dai is employed by Aloe and is compensated by Aloe. The Aloe Agreement provides for a confidentiality clause and a noncompetition clause. Mike Dai resigned from his position as Chief Financial Officer on May 2, 2025, and, as a result, the Aloe Agreement was terminated.

On May 2, 2025, Keith Li was appointed the CFO of the Company, as the designated consultant to provide services of a Chief Financial Officer through an agreement (the “Blueknight Agreement”) with Blueknight Advisory Services Inc. (“Blueknight”). Pursuant to the Blueknight Agreement, Blueknight has agreed to provide CFO and public company support, transaction services and specialized services for a monthly fee of $1,000 plus applicable taxes. Mr. Li is the founder and principal owner of Blueknight. The Corporation may terminate the Blueknight Agreement by providing Blueknight with 60 days prior written notice. Keith Li resigned from his position as CFO on December 5, 2025 and, as a result, the Blueknight Agreement was terminated.

Subsequent to the financial year ended December 31, 2025, the Company entered into the following agreements:

On January 1, 2026, James Deckelman was appointed the CEO of the Company, as the designed consultant to provide services as Chief Executive Officer through an executive consulting agreement. On May 15, 2026, the Company entered into an amending agreement to the executive consulting agreement (the “CEO Agreement”) with James Deckelman. Pursuant to the CEO Agreement, James Deckelman has agreed to provide CEO and public company support, transaction services and specialized services in consideration for the issuance of 400,000 RSUs, 500,000 stock options and up to 500,000 performance-based RSUs if the CEO is able to secure concession for deep sea exploration, tech partnerships for harvesting tech and US government support/funding.

On April 1, 2026, Daniel McConnell was appointed as Vice President of Exploration of the Company, as the designated consultant to provide services of a Vice President of Exploration through a consulting agreement (the “Consulting Agreement”) with Geomarine Resources PLLC (“Geomarine”). Pursuant to the Consulting Agreement, Geomarine has agreed to provide consulting services in consideration for the issuance of up to 375,000 performance-based RSUs.

On April 1, 2026, the Company entered into an administration agreement (the “CM Agreement”) with Corporate Minds Financial Ltd. (“CM”), a company whose principal is Steven Nguyen, who is also the current CFO of the Company. Pursuant to the CM Agreement, CM will provide CFO, financial reporting and corporate services to the Company in consideration for a monthly fee of $5,000 plus GST.

The Company has not entered into any additional employment, consulting or management agreements.

Oversight and Description of Director and NEO Compensation

The Company does not have a compensation committee or a formal compensation policy. The Company relies solely on the Board to determine the compensation of the NEOs and directors. In determining compensation, which the Board does on an annual basis, the Board considers industry standards and the Company’s financial situation, but the Company does not have any formal objectives or criteria. The performance of each executive officer is informally monitored by the Board, having in mind the business strengths of the individual and the purpose of originally appointing the individual as an officer.

In establishing compensation for executive officers, the Board as a whole seeks to accomplish the following goals:

●	To recruit and subsequently retain highly qualified executive officers by competitive offering overall compensation;

●	To motivate executives to achieve important corporate and personal performance objectives and reward them when such objectives are met; and

●	To align the interests of executive officers with the long-term interests of shareholders through participation in the Option Plan.

When considering the appropriate executive compensation to be paid to our officers and directors, the Board will have regard to a number of factors including: (i) recruiting and retaining individuals critical to the success of the Company and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and the Company’s shareholders; (iv) rewarding performance, both on an individual basis and with respect to operations generally; and (v) available financial resources.

The Board did not use any formal peer group evaluation to determine compensation.

In compensating its officers and directors, the Company has employed a combination of base salary and equity participation through its current Stock Option Plan.

Base Salary

In the Board’s view, paying base salaries which are reasonable in relation to the level of service expected while remaining competitive in the markets in which the Company operates is a first step to attracting and retaining qualified and effective executives.

The Company’s objective is to achieve certain strategic objectives and milestones. The Board will consider executive bonus compensation dependent upon the Company meeting those strategic objectives and milestones and sufficient cash resources being available for the granting of bonuses. The Board approves executive bonus compensation dependent upon compensation levels based on recommendations of the Board. Such recommendations are generally based on information provided by issuers that are similar in size and scope to the Company’s operations.

Equity Participation

The Company believes that encouraging its executives to become shareholders is the best way of aligning their interests with those of its shareholders. Equity participation is accomplished through the Company’s current Option Plan, in which certain securities are granted to executives taking into account a number of factors, including the amount and term of Options previously granted, base salary and bonuses and competitive factors. The amounts and terms of Options granted are determined by the Board based on recommendations put forward by the CEO. The Company emphasizes the provision of Options to maintain executive motivation.

Compensation Review Process

Executive compensation is based upon the need to provide a compensation package that will allow the Company to attract and retain qualified and experienced executives, balanced with a pay-for-performance philosophy. Compensation currently is based on a base salary, with Options and bonuses potentially being issued and paid as an incentive for performance. Prior to the adoption of the Omnibus Plan, the Company does not presently have a long-term incentive plan for its NEOs. There is no policy or target regarding allocation between cash and non-cash elements of the Company’s compensation program.

Risks Associated with the Company’s Compensation Program

The Board has assessed the Company’s compensation plans for its executive officers to ensure alignment with the Company’s business plan and to evaluate the potential risks associated with those plans and programs. The Board has concluded that the compensation practices do not create any risks that are reasonably likely to have a material adverse effect on the Company. The Board considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs.

The Company has not adopted a policy restricting its executive officers or directors from purchasing financial instruments that are designated to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by its executive officers or directors. To the knowledge of the Company, none of the executive officers or directors has purchased such financial instruments.

Termination and Change of Control Benefit

As at the year ended December 31, 2025, the Company did not have any contract, agreement, plan or arrangement that provides for payment to any NEOs, executive officers or directors at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or a change in an NEO, executive officer or director’s responsibilities.

Pension Disclosure

As at the year ended December 31, 2025, the Company did not maintain any pension, retirement, defined benefit, defined contribution or deferred compensation plans that provides for payments or benefits to its directors and NEOs at, following, or in connection with retirement and none are proposed at this time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets out equity compensation plan information as at the December 31, 2025, financial year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders – Option Plan	175,000	$0.10	1,160,370
Equity compensation plans not approved by security holders	Nil		Nil
Total	175,000	N/A	1,160,370

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No current or former director, executive officer, employee, or proposed nominee for election as a director, or associate of such person is, or at any time during the most recently completed financial year has been, indebted to the Company.

No indebtedness of a current or former director, executive officer, employee, or proposed nominee for election as a director, or associate of such person to another entity is, or at any time during the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Company, no informed person (a director, officer or holder of 10% or more of the Common Shares) or nominee for election as a director of the Company or any associate or affiliate of any informed person or proposed director had any interest in any transaction which has materially affected or would materially affect the Company or any of its subsidiaries during the financial year ended December 31, 2025, or has any interest in any material transaction during fiscal 2025 other than as disclosed in Note 9 - Related Party Transactions in the annual financial statements for the financial year ended December 31, 2025.

MANAGEMENT CONTRACTS

There are no management functions of the Company, which are, to any substantial degree, performed by a person other than the directors or executive officers of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

Items of Business

1.	Financial Statements – see page 6 above;

2.	Election of Directors – see pages 6 and 7 above;

3.	Appointment of Auditor – see page 11 above; and

4.	Ratification of New Omnibus Incentive Plan – see below.

Ratification of New Omnibus Incentive Plan

On June 22, 2026 the Board adopted an Omnibus Incentive Plan (the “Omnibus Plan”) to replace the Company’s Share Option Plan dated for reference March 23, 2023 (the “Option Plan”), subject to and effective upon the approval of the Company’s Shareholders at the Meeting. The Omnibus Plan provides flexibility to the Company to grant equity-based incentive awards in the form of stock options (“Options”) and restricted share units (“RSUs”), described in detail below. All future grants of equity-based Awards will be made pursuant to, or as otherwise permitted by, the Omnibus Plan, and no further equity-based awards will be made pursuant to the Company’s Option Plan. The Omnibus Plan supersedes and replaces the Company’s Option Plan.

The purpose of the Omnibus Plan is to promote the interests of the Company and its Shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s Shareholders.

The aggregate number of Common Shares which are reserved for issuance pursuant to all Awards granted under the Omnibus Incentive Plan is equal to 20% of the number of Common Shares outstanding at the time of grant of an Award. Furthermore, the aggregate number of Common Shares issued or issuable to persons providing “investor relations activities” (as defined in CSE policies) as compensation within a 12-month period, may not exceed 2% of the total number of Common Shares then outstanding, or such other percentage as permitted by the policies of the CSE.

The following is a summary of material terms of the Omnibus Incentive Plan:

1)	subject to adjustment as provided in the Omnibus Incentive Plan, the aggregate number of Common Shares which may be issued under Awards will not exceed 20% of the number of Common Shares which are issued and outstanding on the particular date of grant. If any Award expires or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of such expired or terminated Award will again be available for the purposes of granting Awards;

2)	with respect to Options:

(a)	the maximum number of Common Shares that may be issued pursuant to Options may not exceed 10% of the number of Common Shares which are issued and outstanding on the particular date of grant;

(b)	the purchase price per Common Share purchasable under an Option will be determined by a committee of the Board (the “Committee”) and will not be less than 100% of the Fair Market Value (as defined in the Omnibus Incentive Plan) of a Common Share on the date of grant of such Option; and

(c)	the term of each Option will be fixed by the Committee at the date of grant but will not be longer than ten (10) years from the date of grant;

3)	with respect to Restricted Stock and Restricted Stock Units (as defined in the Omnibus Incentive Plan);

(a)	the maximum number of Common Shares that may be issued pursuant to Restricted Stock or Restricted Stock Units may not exceed 10% of the number of Common Shares which are issued and outstanding on the particular date of grant;

(b)	Restricted Stock Units granted under the Omnibus Incentive Plan will confer on the holder a right to receive a Common Share (or a cash payment equal to the Fair Market Value of a Common Share) at some future date, provided that in the case of holders who are liable to taxation under the Tax Act in respect of amounts payable under the Omnibus Incentive Plan, that such date will not be later than December 31 of the third calendar year following the year services were performed in respect of the corresponding Restricted Stock Unit awarded;

(c)	Restricted Stock granted under the Omnibus Incentive Plan will be issued in the name of the Participant at the time such Awards are granted and will be held for the benefit of the Participant by the Company or held in nominee name by a stock transfer agent or brokerage service until such Restricted Stock is no longer subject to restrictions, at which time it will be delivered to the Participant; and

(d)	shares of Restricted Stock and Restricted Stock Units will be subject to such other restrictions as the Committee may impose;

The Board may from time to time amend, suspend or terminate the Omnibus Incentive Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may materially and adversely alter the terms or conditions of the Award previously granted to a Participant under the Omnibus Incentive Plan without the written consent of the Participant or holder thereof. However, except as expressly provided in the Omnibus Incentive Plan, the Board may amend, suspend, terminate or discontinue the Omnibus Incentive Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to:

1)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Omnibus Incentive Plan;

2)	amend any terms relating to the granting or exercise of Awards, including terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

3)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange, and no action taken to comply will be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof; or

4)	amend any terms relating to the administration of the Omnibus Incentive Plan, including the terms of any administrative guidelines or other rules related to the Omnibus Incentive Plan.

The Omnibus Incentive Plan provides for customary adjustments or substitutions, as applicable, in the number of Common Shares that may be issued under the Omnibus Incentive Plan in the event of a subdivision, combination or exchange of Shares, merger, consolidation, spin-off or other distribution of Company assets to shareholders, or any other change in the capital of the Company affecting Common Shares.

At the Meeting, Shareholders will be asked to consider and vote on an ordinary resolution to ratify, confirm and approve the Omnibus Plan for a three-year period ending July 28, 2029. The Omnibus Plan replaces the Option Plan, which was approved by Shareholders at the Company’s annual general meeting held on August 20, 2024.

The summary of the key terms of the Omnibus Plan set out above is not complete and is qualified in its entirety by reference to the Omnibus Plan, a copy of which is attached as Schedule “B” to this Information Circular and filed under the Company’s SEDAR+ profile at www.sedarplus.ca.

The Omnibus Plan will also be available for inspection at the Meeting.

Resolution for Shareholder Approval of Omnibus Plan

Accordingly, the Company is asking Shareholders to indicate their support for the ratification and approval of the Omnibus Plan as described in this Information Circular by voting “FOR” the following resolution at the Meeting:

“RESOLVED as an ordinary resolution, that:

1.	the Company’s Omnibus Plan adopted by the Board on June 22, 2026 and substantially in the form attached as Schedule “B” to the Company’s Information Circular dated June 26, 2026, be and is hereby ratified, confirmed and approved for a three-year period ending July 28, 2029; and

2.	any one or more of the directors or officers of the Company is authorized and directed to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and so all such other acts and things that may be necessary or desirable to give effect to the resolution.”

In the absence of a contrary instruction, the persons named in the enclosed form of Proxy intend to vote in favour of the above ordinary resolution.

As of the date of this Information Circular, management knows of no other matters to be acted upon at the Meeting, however, should any other matters properly come before the Meeting, the Common Shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the Common Shares represented by the proxy.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company’s SEDAR+ profile at www.sedarplus.ca. Shareholders may contact the Company by mail at its office at Suite 1600 - 409 Granville Street, Vancouver, British Columbia, V6C 1T2 to request copies of the Company’s financial statements and related management’s discussion and analysis. Financial information is provided in the Company’s consolidated financial statements and management’s discussion and analysis for its two most recently completed financial years.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this Circular have been approved and the delivery of it to each Shareholder entitled thereto and to the appropriate regulatory agencies has been authorized by the Board.

DATED at Vancouver, British Columbia this 26th day of June, 2026.

By Order of the Board of Directors

DEEP SEA MINERALS CORP.

“James Deckelman”

James Deckelman

Chief Executive Officer

SCHEDULE “A”

NOTICE OF CHANGE OF AUDITOR

TO:	Alberta Securities Commission
British Columbia Securities Commission Ontario
Securities Commission

AND TO:	Adam Sung Kim Ltd.
Reliant CPA PC

RE:	Deep Sea Minerals Corp. (the “Company”) - Notice of Change of Auditor pursuant to Section 4.11 of National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”)

Notice is hereby given pursuant to section 4.11 of NI 51-102 regarding the change of auditor of the Company.

1.	The audit committee of the Company (the “Audit Committee”) has recommended that the Company change its auditor from Adam Sung Kim Ltd. (the “Former Auditor”) to Reliant CPA PC (the “Successor Auditor”). The Former Auditor was terminated by the Company.

2.	The Board of Directors of the Company has considered the recommendation of the Audit Committee and has appointed the Successor Auditor as the auditor of the Company, effective as of June 1, 2026, to hold office until the next annual meeting of shareholders of the Company.

3.	There were no reservations in the Former Auditor’s reports on the financial statements of the Company for: (a) the two most recently completed financial years; or (b) for any period subsequent hereto for which an audit report was issued and preceding the effective date of the termination of the Former Auditor.

4.	In the opinion of the Audit Committee and the Board of Directors of the Company, there are no reportable events, as such term is defined in subparagraph 4.11(1) of NI 51-102.

5.	The Notice and Letters of the Auditors have been reviewed by the Audit Committee and the Board of Directors.

Dated this 1st day of June, 2026.

Yours truly,

DEEP SEA MINERALS CORP.

/s/ Steven Nguyen
Steven Nguyen
CFO and Director

Adam Kim

ADAM SUNG KIM LTD.

CHARTERED PROFESSIONAL ACCOUNTANT

10290 171A STREET

SURREY, BC, CANADA V4N 3L2

T: 604.318.5465

E: adamkimltd@gmail.com

June 1, 2026

British Columbia Securities Commission
Alberta Securities Commission

Ontario Securities Commission

Dear Sirs/Mesdames:

Re: Deep Sea Minerals Corp. – Notice of Change of Auditors

As required by National Instrument 51-102, we confirm that we have reviewed the information contained in the Notice of Change of Auditors (“the Notice”) issued on June 1, 2026 by Deep Sea Minerals Corp. (“the Corporation”) and, based on our knowledge of such information at this time, we agree with the information contained in the Notice.

We understand that a copy of the Notice and this letter will be provided to the shareholders of the Corporation.

Yours truly,

ADAM SUNG KIM LTD.

/s/ ADAM SUNG KIM LTD.

June 1, 2026

British Columbia Securities Commission
Alberta Securities Commission

Ontario Securities Commission

Re:	Deep Sea Minerals Corp. (the “Company”) - Notice of Change of Auditor pursuant to Section 4.11 of National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”)

Please be advised that, in connection with National Instrument 51-102 – Continuous Disclosure Obligations, we hereby notify you that we have reviewed the Company’s Notice of Change of Auditor dated June 1, 2026, and, based on our knowledge at this time, are in agreement with the statements contained in the Notice.

We understand that the Notice of Change of Auditor, this letter, and a letter from the former auditor will be disclosed in the Information Circular to be mailed to all shareholders of the Company for the Company’s next Annual General Meeting at which action is to be taken concerning the appointment of auditors.

Yours truly,

/s/ Reliant CPA PC
Reliant CPA PC
Certified Public Accountants

SCHEDULE “B”

DEEP SEA MINERALS CORP.

(the “Company”)

OMNIBUS INCENTIVE PLAN
EFFECTIVE DATE: JUNE 22, 2026

Section 1. Purpose

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, Consultants, Consultant Companies, advisors and Non-Employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

This Plan supersedes, replaces and is in substitution for the Company’s rolling 10% Share Option Plan dated effective March 23, 2023. Any securities issued under the Share Option Plan that are outstanding as of the date hereof are covered by this Plan.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company;

(b)	“Award” shall mean any Option, Restricted Stock or Restricted Stock Unit granted under the Plan;

(c)	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b) of the Plan, a form of which is attached hereto as Schedule “A” of this Plan;

(d)	“Board” shall mean the Board of Directors of the Company;

(e)	“Cause” has the meaning ascribed to such term in the written employment agreement between the Company and the applicable Participant or, in the event there is no written employment agreement between the Company and the applicable Participant or “Cause” is not defined therein, means the usual meaning of just cause under the common law or the laws of the jurisdiction in which the Participant is employed.

(f)	“Committee” shall mean any such committee designated by the Board to administer the Plan, or if no such committee is appointed, the Board itself;

(g)	“Common Shares” shall mean the common shares of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan);

(h)	“Company” shall mean Deep Sea Minerals Corp., a British Columbia company, and any successor company;

(i)	“Consultant” means, in relation to the Company, an individual or a Consultant Company, other than an Employee, Director or Officer of the Company, that:

(i)	is engaged to provide on a continuous bona fide basis, consulting, technical, management or other services to the Company or to an Affiliate of the Company, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract between the Company or the Affiliate and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate of the Company; and

(iv)	has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company;

(j)	“Consultant Company” means for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(k)	“CSE” means the Canadian Securities Exchange;

(l)	“Director” shall mean a member of the Board;

(m)	“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an Eligible Person to be unable to substantially fulfill his or her responsibilities on behalf of the Company, or any other condition of impairment that cannot be accommodated under applicable human rights laws without imposing undue hardship on the Company employing or engaging such Eligible Person, that the Committee or the Board, acting reasonably, determines constitutes a disability;

(n)	“Eligible Person” shall mean any employee, officer, Non-Employee Director, Consultant, or Consultant Company providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended;

(o)	“Fair Market Value” with respect to one Common Share as of any date shall mean (a) if the Common Shares are listed on the CSE or any established stock exchange, the price of one Common Share at the close of the regular trading session of such market or exchange on the last trading day prior to such date, and if no sale of Common Shares shall have occurred on such date, on the next preceding date on which there was a sale of Common Shares. Notwithstanding the foregoing, in the event that the Common Shares are listed on the CSE, for the purposes of establishing the exercise price of any Options, the Fair Market Value shall not be lower than the greater of $0.05, or the closing market price of the Common Shares on the CSE on (i) the trading day prior to the date of grant of the Options, and (ii) the date of grant of the Options; (b) if the Common Shares are not so listed on the CSE or any established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Markets Group, Inc., the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a Common Share; or (c) if the Common Shares are not publicly traded as of such date, the per share value of one Common Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto;

(p)	“Non -Employee Director” shall mean a Director who is not also an employee of the Company or any Affiliate;

(q)	“Option” shall mean an incentive stock option to purchase shares of the Company;

(r)	“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan;

(s)	“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust;

(t)	“Plan” shall mean this Omnibus Incentive Plan, as amended from time to time;

(u)	“Restricted Stock” shall mean any Common Share granted under Section 6(b) of the Plan;

(v)	“Restricted Stock Unit” shall mean any unit granted under Section 6(b) of the Plan evidencing the right to receive a Common Share (or a cash payment equal to the Fair Market Value of a Common Share) at some future date, provided that in the case of Participants who are liable to taxation under the Tax Act in respect of amounts payable under this Plan, that such date shall not be later than December 31 of the third calendar year following the year services were performed in respect of the corresponding Restricted Stock Unit awarded;

(w)	“Tax Act” means the Income Tax Act (Canada); and

(x)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

Section 3. Administration

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Common Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Common Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Section 7 of the Plan; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations in Section 7 of the Plan, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Common Shares, other securities, other Awards or other property (excluding promissory notes), or canceled, forfeited or suspended, subject to the limitations in Section 7 of the Plan; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of the Tax Act; (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of the jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b)	Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority in such a manner as would cause the Plan not to comply with applicable exchange rules or applicable corporate law.

(c)	Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of all applicable securities rules and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Common Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d)	Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4. Common Shares Available for Awards

(a)	Common Shares Available. Subject to adjustment as provided for herein, the aggregate number of Common Shares which may be issued under Awards granted pursuant to this Plan will not exceed 20% of the number of Common Shares which are issued and outstanding on the particular date of grant. If any Award expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of such expired or terminated Award shall again be available for the purposes of granting Awards pursuant to this Plan.

(b)	Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company or other similar corporate transaction or event affects the Common Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Common Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Common Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitation contained in Section 4(c) below; provided, however, that the number of Common Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(c)	Additional Award Limitations. If, and so long as, the Company is listed on the CSE, the aggregate number of Common Shares issued or issuable to persons providing “investor relations activities” (as defined in CSE policies) as compensation within a 12 month period, shall not exceed 2% of the total number of Common Shares then outstanding, or such other percentage as permitted by the policies of the CSE.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company and/or such other factors as the Committee, in its discretion, shall deem relevant.

Section 6. Awards

(a)	Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	Common Shares Available. The maximum number of Common Shares that may be issued pursuant to Options shall not exceed 10% of the number of Common Shares which are issued and outstanding on the particular date of grant.

(ii)	Exercise Price. The purchase price per Common Share purchasable under an Option shall be determined by the Committee and shall not be less than the price determined in accordance with CSE policies while the Company’s Shares are listed on the CSE.

(iii)	Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than 10 years from the date of grant. Notwithstanding the foregoing, in the event that the expiry date of an Option held by an Award Holder falls within a trading blackout period imposed by the Company (a “Blackout Period”), and neither the Company nor the individual in possession of the Options is subject to a cease trade order in respect of the Company’s securities, then the expiry date of such Option shall be automatically extended to the 10th business day following the end of the Blackout Period.

(iv)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms, including, but not limited to, cash, Common Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(A)	Promissory Notes. Notwithstanding the foregoing, the Committee may not permit payment of the exercise price, either in whole or in part, with a promissory note.

(B)	Net Exercises. The Committee may, in its discretion, permit an Option to be exercised by delivering to the Participant a number of Common Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Common Shares underlying the Option being exercised on the date of exercise, over the exercise price of the Option for such Common Shares.

(v)	Retirement, Resignation and Termination for Cause. Unless the Committee at any time otherwise determines, in the case of a Participant ceasing to be an Eligible Person for retirement, voluntary resignation or discharged by the Company for Cause, all vested and unexercised Options and unvested Options granted to such Participant shall expire as of the Termination Date. For the purposes of the Plan, the determination by the Company that the Participant was discharged for Cause shall be binding on the Participant. In situations where the Committee exercises its discretion under this paragraph 6(a)(v), in no case shall any vested and unexercised Options and unvested Options be exercisable later than the expiry date set forth in the Award Agreement for each such Option.

(vi)	Disability, Death, Termination Without Cause and Cessation. Unless the Committee at any time otherwise determines, in the case of a Participant dying while in his or her capacity as an Eligible Person, or ceasing to be an Eligible Person as a result of a Disability, discharge by the Company without Cause, or for any reason other than for retirement, resignation, Disability, death or discharge by the Company for Cause, all unvested Options shall expire as of the Termination Date and all vested and unexercised Options shall expire on the earlier of:

(A)	one year following the Termination Date; and

(B)	the expiry date set forth in the applicable Award Agreement for each such Option.

In situations where the Committee exercises its discretion under this paragraph 6(b)(b)(iv), in no case shall the vested and unexercised Options and unvested Options be exercisable later than the expiry date set forth in the applicable Award Agreement for each such Option.

(b)	Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)	Restrictions. The maximum number of Common Shares that may be issued pursuant to Restricted Stock or Restricted Stock Units shall not exceed 10% of the number of Common Shares which are issued and outstanding on the particular date of grant. Common Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Common Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii)	Issuance and Delivery of Common Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Common Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Common Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Common Shares, such Common Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)	Retirement, Resignation and Termination for Cause. Unless the Committee at any time otherwise determines, in the case of a Participant ceasing to be an Eligible Person for retirement, voluntary resignation or termination of employment or removal of service by the Company for Cause, all unvested Restricted Stock Units granted to such Participant shall terminate, without further act or formality and without compensation, as of the Termination Date. For the purposes of the Plan, the determination by the Company that the Participant was discharged for Cause shall be binding on the Participant. In situations where the Committee exercises its discretion under this paragraph 6(b)(iii), in no case shall the applicable Restricted Stock Units be valid beyond one year from the Termination Date.

(iv)	Disability, Death, Termination Without Cause and Cessation. Unless the Committee at any time otherwise determines, in the case of a Participant dying while in his or her capacity as an Eligible Person, or ceasing to be an Eligible Person as a result of Disability, discharge by the Company without Cause, or for any reason other than for retirement, resignation, Disability, death or discharge by the Company for Cause, all unvested Restricted Stock Units shall immediately vest on the Termination Date. In situations where the Committee exercises its discretion under this paragraph 6(b)(iv), in no case shall the applicable Restricted Stock Units be valid beyond one year from the Termination Date.

(v)	Limits on Transfer of Awards. Except as otherwise provided by the Committee in its discretion and subject to such additional terms and conditions as it determines, no Award (other than fully vested and unrestricted Common Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Common Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Where the Committee does permit the transfer of an Award other than a fully vested and unrestricted Common Share, such permitted transfer shall be for no value and in accordance with all applicable securities rules. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(vi)	Restrictions; Securities Exchange Listing. All Common Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or provincial securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Common Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Common Shares or other securities covered by an Award unless and until the requirements of any federal or provincial securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(vii)	Prohibition on Option Repricing. Except as provided in Section 4 of the Plan, the Committee may not, without prior approval of the Company’s shareholders and applicable stock exchange approval, seek to effect any repricing of any previously granted, “underwater” Option by: (i) amending or modifying the terms of the Option to lower the exercise price; (ii) cancelling the Option and granting either (A) replacement Options having a lower exercise price; or (B) Restricted Stock or Restricted Stock Units, or other stock-based award in exchange; or (iii) cancelling or repurchasing the underwater Option for cash or other securities. An Option will be deemed to be “underwater” at any time when the Fair Market Value of the Common Shares covered by such Award is less than the exercise price of the Award.

(viii)	Acceleration of Vesting or Exercisability. No Award Agreement shall accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a change-in-control event, unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) such change-in-control event.

(c)	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

Section 7. Amendment and Termination; Corrections

(a)	Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange, and any such amendment, alteration, suspension, discontinuation or termination of an Award will be in compliance with CSE policies. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to:

(i)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;

(ii)	amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange, and no action taken to comply shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof; or

(iv)	amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.

Notwithstanding the foregoing and for greater certainty, prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:

(i)	require shareholder approval under the rules or regulations of securities exchange that is applicable to the Company;

(ii)	permit repricing of Options, which is currently prohibited by Section 6(b)(vii) of the Plan;

(iii)	permit Options to be transferable other than as provided in Section 6(b)(v) of the Plan;

(iv)	amend this Section 7(a); or

(v)	increase the maximum term permitted for Options as specified in Section 6(a) of the Plan or extend the terms of any Options beyond their original expiry date.

(b)	Corporate Transactions. In the event of any reorganization, amalgamation, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Common Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:

(i)	either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)	that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)	that, subject to Section 6(b)(viii) of the Plan, the Award shall be exercisable or payable or fully vested with respect to all Common Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv)	that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

(c)	Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding

The granting, vesting, exercise, surrender or settlement of each Award under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting, exercise, surrender or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may require that a Participant pay to the Company the amount that the Company or a subsidiary of the Company is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting, exercise, surrender or settlement of the Award. Any such additional payment is due no later than the date on which the Award is granted, vested, exercised, surrendered or settled, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company may (a) withhold such amount from any remuneration or other amount payable by the Company or any subsidiary of the Company to the Participant, (b) require the sale, on behalf of the applicable Participant, of a number of Common Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (c) enter into any other suitable arrangements for the receipt of such amount.

Section 9. General Provisions

(a)	No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)	Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(c)	Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)	No Rights of Common Shareholders. Except with respect to Common Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(b)(i) of the Plan, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Common Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Common Shares have been issued.

(e)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g)	Governing Law. The laws of the Province of British Columbia and the laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(h)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)	Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k)	No Fractional Common Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Common Share or whether such fractional Common Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l)	Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Clawback or Recoupment

All Awards under this Plan shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule.

Section 11. Term of the Plan

The Committee may terminate or suspend the Plan or any portion thereof at any time, in accordance with applicable law, and subject to any required regulatory approval. No Award shall be granted under the Plan following termination. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such termination date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

SCHEDULE “A”

DEEP SEA MINERALS CORP.

Award Agreement

to Omnibus Incentive Plan

Deep Sea Minerals Corp. (“Us” or “Our”) hereby grants the following Award(s) to you subject to the terms and conditions of this Award Agreement (the “Agreement”), together with the provisions of Our Omnibus Incentive Plan dated effective June 22, 2026 (the “Plan”) in which you qualify as a “Participant”, all the terms of which are hereby incorporated into this Agreement:

Name and Address of Participant: ______________________________

Date of Grant: _____________________________________________

Type of Award: ____________________________________________

Total Number of Awards Granted: ______________________________

Vesting Date(s): ____________________________________________

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Each notice relating to the Award must be in writing and signed by the Participant or the Participant’s legal representative. All notices to Us must be delivered personally or by prepaid registered mail and must be addressed to Our Corporate Secretary. All notices to the Participant will be addressed to the principal address of the Participant on file with Us. Either the Participant or Us may designate a different address by written notice to the other. Any notice given by either the Participant or Us is not binding on the recipient thereof until received.

3.	Nothing in the Plan, in this Agreement, or as a result of the grant of an Award to you, will affect Our right, or that of any Affiliate of Ours, to terminate your employment or term of office or engagement at any time for any reason whatsoever. Upon such termination, your rights to exercise Award will be subject to restrictions and time limits, complete details of which are set out in the Plan.

DEEP SEA MINERALS CORP.

By:
Authorized Signatory

I have read the foregoing Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of the Agreement and the Plan. I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Signature